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                                                 EXHIBIT 10.37

                                 GREAT WESTERN
                          RETIREMENT RESTORATION PLAN

      THIS AGREEMENT, made and entered into effective the 1st day of January, 1994, by GREAT WESTERN FINANCIAL CORPORATION, a Delaware corporation ("Great Western"), evidences the terms of a Retirement Restoration Plan for qualified executives of Great Western and Subsidiaries.

                            W I T N E S S E T H

                                 ARTICLE I
                       TITLE, PURPOSE AND DEFINITIONS

1.1 - Title.

      This plan shall be known as the "Great Western Retirement Restoration
Plan."

1.2 - Purpose.

      The purpose of this Plan is to supplement retirement benefits payable to certain participants in the Great Western Retirement Plan and to compensate for Great Western Retirement Plan benefits which are reduced by virtue of Section 401(a)(17) of the Internal Revenue Code of 1986. No payment shall be made under this Plan which duplicates a benefit payable under any other deferred compensation plan or employment agreement provided by the Company or a Subsidiary. This Plan is adopted effective January 1, 1994.

1.3 - Definitions.

      Unless defined herein, any word, phrase or term used in this Plan with initial capitals shall have the meaning given therefor in the Great Western Retirement Plan ("Retirement Plan").

      "Average Monthly Compensation" means Average Monthly Compensation as defined in the Retirement Plan.

      "Committee" means the Finance Committee of the Board of Directors.

      "Company" means Great Western Financial Corporation or any successor corporation resulting from a merger, consolidation, or transfer of assets substantially as a whole.

      "Eligible Employee" means each individual who meets each of the following requirements: (1) he or she is an officer who is a first vice president or above of the Company or Great Western Bank, a Federal Savings Bank and each officer of the Company's other Subsidiaries of equivalent rank designated by the Committee; (2) he or she is a participant in the Retirement Plan and (3) his or her Average Monthly Compensation would be reduced by the application of Section 401(a)(17) of the Code and (4) he or she does not participate in the Company Supplemental Executive Retirement Plan.
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      "Participant" means any Eligible Employee who is eligible for participation in this Plan as specified in Section 2.1.

      "Plan" means the Great Western Retirement Restoration Plan of Great Western Financial Corporation as set forth in this Agreement and all subsequent amendments hereto.

      "Plan Compensation" means Average Monthly Compensation modified by ignoring the limitations on compensation under Section 401(a)(17) of the Code.

      "Plan Year" means the calendar year.

      "Retirement Plan" means the Great Western Retirement Plan.

      "Subsidiary" means any domestic corporation more than 50% of the voting shares of which, directly or indirectly, are now owned or shall hereafter be acquired by the Company.

                                   ARTICLE II
                                 PARTICIPATION

2.1 - Eligibility Requirements.

      Any Employee who is an Eligible Employee shall become a Participant on the date he or she becomes vested under the Retirement Plan.

                                 ARTICLE III
                             PAYMENT OF BENEFITS

3.1 - Payment.

      There shall be no funding of any benefit which may become payable hereunder. The Company may, but is not obligated to, invest in any assets or in life insurance policies which it deems desirable to provide assets for payments under this Plan but all such assets or life insurance policies shall remain the general assets of the Company. In connection with any such investments and as a condition of further participation in this Plan, Participants shall execute any documentation reasonably requested by the Company.

                                   ARTICLE IV
                              RETIREMENT BENEFITS

4.1 - Retirement Benefit.

      Subject to Section 4.3, the Participant's retirement benefit under this Plan shall equal the excess of A over B where:
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      A equals the Participant's vested retirement benefit under the
Retirement Plan, payable in the form of a single life annuity, calculated by substituting the Participant's Plan Compensation for his or her Average Monthly Compensation, and

      B equals the vested retirement benefit actually payable under the Retirement Plan, payable in the form of a single life annuity.

      Such benefits shall be calculated as of the earliest date the Participant could elect to retire under the Retirement Plan (but not earlier than his termination of employment). Notwithstanding the above, such benefit shall be reduced to the extent that it, together with the benefits payable from the Retirement Plan, exceeds the limits of Section 415 of the Code.

4.2 - Benefit Limitation.

      Notwithstanding any other provisions of the Plan, in the event that any benefit provided under this agreement would, in the opinion of counsel for the Company, not be deemed to be deductible in whole or in part in the calculation of the federal income tax of the Company by reason of Section 280G of the Internal Revenue Code of 1986 (the "Code"), the aggregate benefits provided hereunder shall be reduced so that no portion of any amount which is paid to the Participant or Beneficiary is not deductible for tax purposes by reason of Section 280G of the Code.

4.3 - Payment of Retirement Benefits.

      Upon a Participant's retirement, the Company shall commence to pay to such retired Participant (or spouse, as applicable) the monthly retirement benefit to which he is entitled under this Plan commencing on the earliest date he could elect to have benefits commence under the Retirement Plan (but not earlier than his termination of employment), and payable in the normal form benefits are payable with respect to the Participant under Section 4.7 of the Retirement Plan. If the normal form of benefits is the qualified joint and survivor annuity, the amount payable pursuant to this Plan shall be the Actuarial Equivalent of the amount set forth in Section 4.1 of this Plan. No benefits shall be payable under this Plan while the Participant is accruing benefits under the Retirement Plan.

4.4 - Optional Retirement Benefits.

      (a) If the Participant is entitled to elect an optional form of benefits under the Retirement Plan, the benefits determined under this Plan may also be paid, at the election of the Participant, with the consent of the spouse, if applicable, in one of the alternative forms provided in the Retirement Plan. If such an election is made, the retirement benefits hereunder shall be the Actuarial Equivalent of the benefit payable under Section 4.1 of this Plan. The Committee may impose any requirements with respect to the consent required for an election of a married Participant.
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(b)  To the extent the Retirement Plan allows a participant to defer payment of his benefits, Participants hereunder may also defer payments of their benefits (but not after age 65 unless the employee has not had a termination of employment).

(c) Notwithstanding the foregoing, no election to receive benefits in an alternative form or to defer benefits shall be valid unless made at least one year prior to the Participant's termination of employment. If either of the foregoing elections is made, the Participant must specify the relevant payment form and/or the specific deferred commencement date.

4.5 - Small Benefit.

      Notwithstanding any other provision or provisions of this Plan to the contrary, if any benefit hereunder is for an amount of less than fifty dollars per month, such benefit shall instead be paid in a lump sum which is the Actuarial Equivalent of such monthly benefit.

4.6 - Forfeiture of Benefits.

      Notwithstanding any provision of this Plan to the contrary, no benefits shall be payable under this Plan with respect to any Participant if the Participant confesses to, or is convicted of, any act of fraud, theft or dishonesty arising in the course of, or in connection with, his employment with the Company or any Subsidiary.

4.7 - Spouse Death Benefit.

      If a Participant's spouse is entitled to a death benefit under Section
4.10 of the Retirement Plan, the monthly benefit, if any, payable upon the death of a Participant to the Participant's spouse, commencing upon the date that monthly benefits to such spouse commence under Section 4.10 of the Retirement Plan and payable for the period such benefit is payable under the Retirement Plan, shall be equal to the excess, if any, of:

(a)  The monthly death benefit determined in accordance with Section
4.10 of the Retirement Plan, calculated by substituting the Participant's Plan Compensation for his or her Average Monthly
Compensation,

                             over

(b) The amount of the monthly spouse death benefit payable to the Participant's spouse pursuant to Section 4.10 of the Retirement
Plan.

No benefits under this Section 4.7 shall be duplicative of any benefits payable pursuant to any other provisions of this Article
IV.
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                             ARTICLE V
                             COMMITTEE

5.1 - Committee.

      This Plan shall be administered by the Committee. The Committee shall have the authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan. The Committee shall have full discretion to construe and interpret the terms and provisions of this Plan, which interpretation or construction shall be final and binding on all parties, except as otherwise provided by law. The Committee members may be Participants under this Plan.

5.2 - Agents.

      The Committee may, from time to time, employ other agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Company.

5.3 - Binding Effect of Decisions.

      The decision or action of the Committee in respect of any questions arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

5.4 - Indemnity.

      To the extent permitted by applicable state law the Company shall indemnify and save harmless the Board of Directors, the Committee and each member thereof, and any agent or delegate appointed pursuant to Section 5.2, against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims, arising out of their discharge in good faith and responsibilities under or incident to the Plan, excepting only expenses and liabilities arising out of willful misconduct or gross negligence. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, as such indemnities are permitted under state law.

                                  ARTICLE VI
                           AMENDMENT AND TERMINATION

6.1 - Amendments and Termination.

      The Company shall have the right to amend this Plan from time to time by resolution of the Board of Directors and to amend or cancel any amendments. Such amendment shall be stated in an instrument in writing, executed by the Company in the same manner as this Plan. The Company also reserves the right to terminate this Plan at any time.
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6.2 - Protection of Accrued Benefits.

      This Plan is strictly a voluntary undertaking on the part of the Company and shall not be deemed to constitute a contract between the Company and any Eligible Employee (or any other employee) or a consideration for, or an inducement or condition of employment for the performance of services by any Eligible Employee or employee. Although the Company reserves the right to amend or terminate this Plan at any time and, subject at all times to the provisions of Section 4.3, no such amendment or termination shall result in the forfeiture of benefits accrued pursuant to this Plan as of the date of termination.

                                  ARTICLE VII
                                 MISCELLANEOUS

7.1 - Unfunded Plan.

      This Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of "management or highly compensated employees" within the meaning of Section 201, 301 and 401 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and therefore to be exempt from the provisions of Parts 2, 3 and 4 of Title
I of ERISA.

7.2 - Unsecured General Creditor.

      In the event of Company's insolvency, Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interest or claims in any property or assets of Company, nor shall they be Beneficiaries of, or have any rights, claims or interest in any life insurance policies, annuity contracts or the proceeds therefrom owned or which may be acquired by Company. In that event, any and all of Company's assets and policies shall be, and remain, unrestricted by the provisions of this Plan. Company's obligation under the Plan shall be that of an unfunded and unsecured promise of Company to pay money in the future.

7.3 - Trust Fund.

      The Company shall be responsible for the payment of all benefits provided under the Plan. At its discretion, the Company may establish one or more trusts, with such trustees as the Board may approve, for the purpose of providing for the payment of such benefits. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Company's creditors. To the extent any benefits provided under the Plan are actually paid from any such trust, the Company shall have no further obligation with respect thereto, but to the extent not so paid, such benefits shall remain the obligation of, and shall be paid by, the Company.
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7.4 - Nonassignability.

      None of the benefits, payments, proceeds or claims of any Participant or Beneficiary shall be subject to any claim of any creditor and, in particular, the same shall not be subject to attachment or garnishment or other legal process by any creditor, nor shall any Participant, Beneficiary or Contingent Annuitant have any right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments or proceeds which he may expect to receive, contingently or otherwise, under this agreement.

7.5 - Limitation on Participants' Rights.

      Participation in this Plan shall not give any Eligible Employee the right to be retained in the Company's employ or any right or interest in the Plan other than as herein provided. The Company reserves the right to dismiss any Eligible Employee without any liability for any claim against the Company, except to the extent provided herein.

7.6 - Participants Bound.

      Any action with respect to this Plan taken by the Committee or by the Company, or any action authorized by or taken at the direction of the Committee or the Company, shall be conclusive upon all Participants, Beneficiaries and Contingent Annuitants entitled to benefits under the Plan.

7.7 - Receipt and Release.

      Any payment to any Participant or Beneficiary in accordance with the provisions of this Plan shall, to the extent thereof, be in full satisfaction of all claims against the Company and Subsidiaries and the Committee, and the Committee may require such Participant, Beneficiary or Contingent Annuitant, as a condition precedent to such payment, to execute a receipt and release to such effect. If any Participant, Beneficiary or Contingent Annuitant is determined by the Committee to be incompetent by reason of physical or mental disability (including minority) to give a valid receipt and release, the Committee may cause the payment or payments becoming due to such person to be made to another person for his benefit without responsibility on the part of the Committee or the Company to follow the application of such funds.

7.8 - California Law Governs.

      This Plan shall be construed, administered, and governed in all respects under and by the laws of the State of California. If any provision shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

7.9 - Headings and Subheadings.

      Headings and subheadings in this agreement are inserted for convenience of records only and are not to be considered in the construction of the provisions hereof.
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7.10 - Instrument in Counterparts.

      This agreement has been executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

7.11 - Gender.

      The masculine gender as used herein includes the feminine and neuter genders.

7.12 - Successors and Assigns.

      This agreement shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns.


      IN WITNESS WHEREOF, the Company has caused these presents to be executed by its duly authorized officers and the corporate seal to be hereunto affixed this ____ day of ________________, 1994.

GREAT WESTERN FINANCIAL CORPORATION



By ________________________________



By ________________________________
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                             GREAT WESTERN
                      RETIREMENT RESTORATION PLAN

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                              TABLE OF CONTENTS


                                                                       Page


ARTICLE I  TITLE, PURPOSE AND DEFINITIONS                                1

1.1   Title                                                              1

1.2   Purpose                                                            1

1.3   Definitions                                                        2


ARTICLE II   PARTICIPATION                                               4

2.1   Eligibility Requirements                                           4


ARTICLE III   PAYMENT OF BENEFITS                                        4

3.1   Payment                                                            4


ARTICLE IV   RETIREMENT BENEFIT                                          5

4.1   Retirement Benefit                                                 5

4.2   Benefit Limitation6

4.3   Payment of Retirement Benefits                                     6

4.4   Optional Retirement Benefits                                       7

4.5   Small Benefit8

4.6   Forfeiture of Benefits                                             8

4.7   Spouse Death Benefit                                               8


ARTICLE V   COMMITTEE                                                    9

5.1   Committee                                                          9

5.2   Agents                                                            10

5.3   Binding Effect of Decisions.                                      10

5.4   Indemnity                                                         10
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ARTICLE VI   AMENDMENT AND TERMINATION                                  11

6.1   Amendments and Termination                                        11

6.2   Protection of Accrued Benefits                                    12


ARTICLE VII   MISCELLANEOUS                                             12

7.1   Unfunded Plan                                                     12

7.2   Unsecured General Creditor                                        13

7.3   Trust Fund                                                        13

7.4   Nonassignability                                                  14

7.5   Limitation on Participants' Rights                                14

7.6   Participants Bound                                                14

7.7   Receipt and Release                                               15

7.8   California Law Governs                                            15

7.9   Headings and Subheadings                                          16

7.10   Instrument in Counterparts                                       16

7.11   Gender                                                           16

7.12   Successors and Assigns                                           16